Exhibit 99.1

Nov. 18, 2009	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen L. Quast
	Phone:	303/633-2913
	24-Hour:	303/809-9160
DCP MIDSTREAM PARTNERS TO EXPAND PRESENCE IN MICHIGAN WITH
$45.1 MILLION ACQUISITION OF GAS GATHERING AND TREATING
ASSETS
DENVER — DCP Midstream Partners, LP (NYSE: DPM) (the “Partnership”) today announced that it has entered into an agreement with MichCon Pipeline Company, a subsidiary of DTE Energy, to acquire certain natural gas gathering and treating assets for $45.1 million in cash. The assets are located in northern Michigan adjacent to the Partnership’s existing assets. These assets provide essential services for gas produced from the Antrim Shale formation.
“We continue to be pleased with the performance of the Michigan assets we acquired a year ago,” said Mark Borer, president and CEO of the Partnership. “This complementary acquisition provides increased scale, operating synergies and consolidation opportunities. Additionally, these assets contribute 100 percent fee-based revenues from long-lived reserves.”
“This accretive acquisition represents a key step in executing our growth strategy,” added Borer. “We continue to see signs of improvement in the business environment, with cost of capital and acquisition multiples also converging to broaden the opportunity set for growth.”
The acquisition is expected to close in the fourth quarter of 2009, subject to satisfaction of customary closing conditions.
DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas,
-more-

transports and markets natural gas liquids, and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips.
This press release contains forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected.
Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.
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